EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TRS 401(k) Retirement Plan of our report dated January 28, 2004, except for Financing Arrangements and Lease Obligations notes, as to which the date is February 27, 2004, with respect to the consolidated financial statements of Fluor Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Orange County, California
November 9, 2004